[SYPRIS LOGO APPEARS HERE]        Exhibit 99

For more information, contact:

David D. Johnson

Chief Financial Officer

(502) 329-2000

SYPRIS LOWERS EARNINGS FORECAST FOR 2003

PROVIDES INITIAL OUTLOOK FOR 2004

LOUISVILLE, Ky. (Sept. 29, 2003) – Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported that it is lowering its financial outlook for the third quarter and full year 2003. The Company now expects earnings for the third quarter to approximate $0.03 to $0.04 per diluted share, based on 14.8 million weighted average shares outstanding, compared to prior guidance of $0.20 to $0.23 per diluted share, assuming 14.5 million weighted average shares outstanding. Revenue for the third quarter is expected to be in the range of $66 to $68 million versus a prior forecast of $72 to $76 million.

“The lowering of third quarter expectations is a great disappointment,” said Jeffrey T. Gill, president and chief executive officer, “and reflects the impact of several issues which we believe to be nonrecurring at three of four business units during the quarter. Shipment delays, inventory rebalancing and program changes had a material negative impact on the Company’s expected revenue for the quarter, while earnings are forecast to decline as a result of the lower shipments and a variety of unanticipated warranty, contract and maintenance expenses that occurred during the period.”

“As a result, gross margin is forecast to decline sequentially from 18.5% in the second quarter of 2003 to slightly under 14% in the third quarter. Bookings, however, have remained solid and are expected to be consistent with the third quarter of 2002, or approximately $63 to $65 million, while backlog is expected to remain near record levels at an estimated $170 million compared to $155 million at the end of the third quarter of 2002.”

Gill continued, “The year 2003 is turning out to be more challenging than any of us originally imagined, but despite the recent short-term disappointments, the Company continues to make important strides forward that should position the business well for years to come. The most recent example was the announcement of the proposed agreement with Dana Corporation for an 8-year outsourcing award with an estimated value of $1 billion over the term of the agreement. The first half of expected annual volume is planned to start by the end of this year, with the balance of expected annual volume planned to be phased in during 2004 and 2005.”

“We have conducted a thorough review of each of our operations and we believe that events and issues confronted by the Company during the third quarter will not have a recurring impact on Sypris. Where required, we believe actions have been taken to make certain that the Company’s margins and profitability will return to historical levels and that we are in a solid position to realize the financial benefits of our previously announced contract awards as we move into 2004.”

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101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com

Sypris Solutions Lowers Guidance

Sept. 29, 2003

The Industrial Group

Revenue for the Industrial Group is forecast to be $3 million less than originally expected, or roughly $21 to $22 million for the third quarter, driven by issues at Visteon and Dana. In the case of Visteon, shipments are forecast to be lower than expected as a result of Visteon’s two-week shutdown during the quarter and a slower than expected return to ordinary production levels after the shutdown, the prolonged closure of Visteon’s Sterling plant during the August electricity blackout, and reduced shipments to Ford. Schedules have since been increased with shipments now approaching prior expectations. In the case of Dana, purchases had gradually increased during the first and second quarters of this year to build an inventory bank to be used in the event of a work stoppage at one of its key plants. The contract with the local union at that Dana plant was ratified in July and Dana subsequently decided to liquidate the excess inventory immediately, thereby significantly reducing scheduled deliveries in the latter part of the third quarter. The inventory bank has now been depleted, and production schedules have returned to normal levels and reflect the steady strengthening of demand for heavy-duty trucks.

Gross profit for the Industrial Group in the quarter is forecast to be $2 million less than expected driven in large part by the volume variance, but also impacted by several issues at the Company’s Ohio manufacturing facility, including unplanned major maintenance on several important pieces of equipment, the loss of five production days due to the electricity blackout, and increased scrap and manufacturing variances that accompanied the sudden shutdown of the plant during the blackout. In addition, production efficiencies for automated equipment in the Company’s Louisville plant remained below target levels and contributed to the shortfall.

Gill said, “Shipments are back up and on schedule with both Visteon and Dana, and our major presses and machining cells in Ohio are back in service. It is tough to make up for lost production due to equipment downtime and power outages, but our people did an outstanding job in working around the clock to supply components to our customers once the plant was back in operation.

The Electronics Group

Revenue for the Electronics Group is expected to be approximately $6.5 million less than originally expected, or roughly $45 to $46 million for the third quarter, primarily reflecting extended redesign activities on the AMRAAM program. Gross profit for the quarter is forecast to be $3 million less than expected primarily as a result of the decline in revenue, unanticipated warranty costs on an end-of-life program, and expenses incurred to successfully resolve certain technical issues on a program for an important customer.

Gill said, “The quarter is expected to be a challenging one for our Electronics Group. The delay of $5.5 million of planned shipments to Raytheon under the AMRAAM program was particularly disappointing, as this customer continued to work through redesign issues that were believed to have been resolved. Shipments under this program are forecast to be up somewhat in the fourth quarter, but still $2.5 million below our previous expectations. Full recovery of these delayed shipments is now expected to occur during the first half of 2004.”

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Sypris Solutions Lowers Guidance

Sept. 29, 2003

“With the recent passage of the 2004 Defense Appropriations bill by both houses of Congress, the long-term outlook for our Electronics Group remains bright, but we must work through short-term schedule changes and delays as our customers adopt new technology for major programs such as the AMRAAM. While the push out of approximately $8 million of revenue into the first half of 2004 is certainly a disappointment, we must and will continue to support our customers in ways that serve their long-term interests.”

Outlook

Gill added, “Although we believe the events of the third quarter to be of a non-recurring nature with the exception of the AMRAAM revenue delay, we believe that it is prudent to approach the outlook for the balance of the year with some caution. We are therefore reducing our earnings forecast for the fourth quarter of 2003 to $0.20 to $0.22 per diluted share, assuming 14.9 million weighted average shares outstanding, compared to prior guidance of $0.29 to $0.31 per diluted share on 14.5 million weighted average shares outstanding. Revenue for the period is expected to be in the range of $73 to $75 million versus a prior forecast of $74 to $78 million.”

“For the full year 2003, we now expect earnings to be in the range of $0.51 to $0.54 per diluted share, assuming 14.6 million weighted average shares outstanding, compared to prior guidance of $0.77 to $0.82 per diluted share based on 14.5 million weighted average shares outstanding and $0.84 per diluted share for 2002 on 13.7 million weighted average shares outstanding. Revenue for 2003 is now expected to be in the range of $268 to $272 million versus a prior forecast of $275 to $283 million and $273 million for 2002.”

“As we look to the future, we believe that we have placed the nonrecurring issues firmly behind us. The forecast for the heavy-duty truck market continues to strengthen, with the September forecast by ACT Publications predicting a 28% increase in production for 2004. The early approval of the 2004 Defense Appropriations bill is a full two months ahead of 2003 and four months ahead of 2002, the result of which should smooth out the flow of funds to important programs.”

“Based upon our strong backlog and the improving outlook for our two major markets, we believe that revenue for 2004, without taking into effect any of the financial results anticipated to be generated from the proposed Dana outsourcing agreement, will be in the range of $300 to $315 million, while earnings will be in the range of $0.95 to $1.05 per diluted share, based upon 15.1 million weighted average shares outstanding. We will update this guidance for the Dana contract, which we expect to be accretive in 2004, once any agreement is consummated, which is expected to occur later this year.”

A conference call to discuss the content of this press release is scheduled for today, September 29, at 5:30 p.m. Eastern Time. The call can be accessed live via the Internet. Visit www.sypris.com or www.companyboardroom.com for the link to the call or to listen to a replay of the call, which will be available for 30 days.

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Sypris Solutions Lowers Guidance

Sept. 29, 2003

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. These factors include the Company’s discovery of unexpected material issues during due diligence; the failure to agree on the final terms of a definitive agreement or a long-term supply agreement or either party’s breach of those agreements; dependence on the Company’s current management; the risks and uncertainties present in the Company’s business, including: changes in laws or regulations or in the Company’s regulatory authorization, security clearances, or other legal capabilities to conduct its business; business conditions and growth or contraction in the general economy and the electronics and industrial markets served by the Company; competitive factors and price pressures; labor relations; availability of third party component parts at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; cost and yield issues associated with the Company’s manufacturing facilities; the ability to successfully manage growth or contraction; access to capital on favorable terms as needed for operations or growth; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; performance of the Company’s pension fund portfolios; revisions in estimated costs related to certain contracts; risks of litigation, adverse regulatory actions, or other governmental sanctions; as well as other factors included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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